Exhibit 99.1

MRV Announces Appointment of New Director and Senior Management
Changes; Updates Second Quarter 2009 Revenue

CHATSWORTH, CA – July 27, 2009 – MRV COMMUNICATIONS, INC. (OTC: MRVC) (“MRV” or the “Company”), announced that Michael E. Keane has joined its Board of Directors and that it has made several key management changes to support the Company’s business and strategic initiatives.  Additionally, MRV issued an update to its revenue expectations for the second quarter of 2009 and revenue expectations for the third quarter of 2009.

New Director and Management Appointments

As of July 23, 2009, Michael E. Keane has joined MRV’s Board of Directors, bringing the number of Board members to eight.  Keane is the Chief Financial Officer of Clipper Windpower, Inc. and served previously as the Chief Financial Officer of Computer Sciences Corporation from 2005 to 2008.

“I am excited to announce that Michael Keane has been appointed to our Board of Directors, which is consistent with the recommendations made by the Board of Directors’ Special Committee,” said Noam Lotan, Chief Executive Officer of MRV.  “We welcome him to the team as his extensive financial, operational and strategic knowledge are a valuable addition to our Board.”

MRV also announced today changes to its management team, including appointments to the roles of Co-Presidents of MRV and Chief Financial Officer.

Lotan continued, “We believe the realignment of our management will strengthen our team and help our long term strategic positioning by more effectively leveraging each member’s expertise and strong experience.  The management changes announced today are also in line with the recommendations made by the Board of Directors’ Special Committee. We look forward to completing the remaining recommendations of the Special Committee by adding two additional directors to join Michael and the rest of our Board in the near future.”

Guy Avidan, previously Chief Financial Officer, has been appointed to the position of Co-President of MRV and President of MRV’s Network Equipment business.  In this new role, Avidan will lead the Company’s efforts to strategically grow and manage this business segment.

Near Margalit currently serves as Chief Executive Officer of MRV’s optical component subsidiary, Source Photonics, Inc., and will take on the additional role of Co-President of MRV. Margalit will maintain his responsibilities as Chief Executive Officer of Source Photonics as well as provide strategic support and guidance to MRV’s management team.

Chris King, previously Vice President, Finance and Chief Compliance Officer, has been appointed to the position of Chief Financial Officer. King initially identified the issues relating to the Company’s restatement of its financials. He has shown strong initiative and leadership in guiding the Company through the restatement process. In his new role, King will be responsible for completing the restatement as well as implementing and maintaining rigorous compliance and control standards for the Company.

Blima Tuller, formerly Director of Finance, has been appointed to the position of Vice President, Finance.  She has demonstrated her capacity to deal with the complicated issues related to the restatement of the Company’s financials and in her new role will be able to expand on her current duties and take on additional responsibilities in the finance department.

Revenue and Cash Position

Based on preliminary information, MRV now expects revenue for the second quarter of fiscal 2009 to be at the high end of its previously stated guidance of $105 million to $125 million.  This compares with revenue of $147.6 million for the second quarter of 2008.  The revenue decline was driven by overall market weakness and was experienced across all reporting segments, most significantly in MRV’s network equipment and network integration businesses. In addition, the Company’s cash position, including short term investments, as of June 30, 2009 was $73.7 million.

“Although 2009 has been a challenging year for MRV, we are making consistent progress towards our business and operational goals and initiatives,” stated Mr. Lotan.  “Our optical components business has shown strong improvement from its difficult first quarter, our network equipment business is stabilizing, and we look forward to more consistent growth from our network integration business.”

MRV currently estimates that revenue for the third quarter of 2009 will be in the range of $110 million to $130 million, compared with $131 million in the third quarter of 2008.

Background

Michael E. Keane is currently Senior Vice President and Chief Financial Officer of Clipper Windpower, Inc. From 2005 to 2008, Keane served as Corporate Vice President and Chief Financial Officer of Computer Sciences Corporation (CSC). Prior to joining CSC, Keane was Senior Vice President and CFO of UNOVA, Inc. for eight years following the spin-off of UNOVA from Western Atlas, Inc. Keane joined Litton, a predecessor to UNOVA, in 1981, was named Assistant Treasurer in 1988, and became Director of Pensions and Insurance in 1991. He was then elected Vice President and Treasurer of Western Atlas when the company was spun off from Litton in 1994, and promoted to Senior Vice President and Chief Financial Officer in 1996. Prior to his career at Litton, Keane was a certified public accountant at Price Waterhouse.  Keane currently serves as a member of the City of Hope Board of Directors. He previously served as a member and Audit Committee Chairman of the Zix Corporation Board of Directors from 1998 to 2006, and served on the Advisory Boards of FM Global and Savi Technology, Inc. He holds a bachelor’s degree in accounting from Illinois State University and a master’s degree in business administration from the Anderson Graduate School of Management at the University of California at Los Angeles.

Guy Avidan joined MRV in 1995 and has served as MRV’s Chief Financial Officer since March 2008 and as acting Chief Financial Officer since July 2007. Prior to this position he served as Vice President and General Manager of the international division of MRV’s network equipment business.  From 1995 to September 2001, Avidan served MRV in various executive capacities for other MRV subsidiaries. Prior to joining MRV, from 1992 to 1995, Avidan served as Vice President of Finance and Chief Financial Officer of Ace North Hills. MRV acquired substantially all of the assets and businesses of Ace North Hills in 1995. From 1989 to 1992, Avidan practiced accounting with a public accounting firm that became a part of Ernst & Young. He holds a bachelor’s degree in Economics and Accounting from Haifa University.

Near Margalit re-joined MRV Communications, Inc. in 2002 and since February 2003 has held the position of Chief Executive Officer of MRV’s optical subsidiary Source Photonics. Prior to re-joining MRV, Margalit was founder, Chairman and Chief Technology Officer for Zaffire, Inc., a DWDM Metro Platform company, which was acquired by Centerpoint in 2001. At Zaffire, Margalit was responsible for the product vision and architecture of integrating DWDM and SONET technologies. Prior to the founding of Zaffire, Margalit was employed by MRV Communications. Margalit received his bachelor of science in Applied Physics from Caltech and a doctorate in optoelectronics from the University of California at Santa Barbara.

Chris King joined MRV in January 2008 as Vice President of Finance and Chief Compliance Officer.  Prior to joining MRV, King was Senior Vice President, Finance at Tandberg Television Inc, a public company (traded on the Oslo exchange) selling video compression and transmission hardware, which was acquired by Ericsson in 2007. At Tandberg, King led the Americas Region finance team and after the Ericsson acquisition oversaw the global effort to bring the company into Sarbanes-Oxley compliance. King also served as Chief Financial Officer of GoldPocket Interactive, Inc. from 2000 up until its sale to Tandberg in November 2005. Prior to this King was an audit manager at PriceWaterhouseCoopers. King holds a bachelor’s degree in business economics from the University of California, Santa Barbara, and is a certified public accountant.

Blima Tuller joined MRV in December 2008.  Prior to joining MRV, from 2006 she served as Vice President of Finance and Chief Accounting Officer for QPC Lasers, Inc.  Prior to that she held the positions of Vice President of Finance for Ameripath’s Esoteric Division, Director of Finance of Specialty Laboratories, a clinical reference laboratory acquired by Ameripath in 2006, and Director of Specialty Laboratories’ Internal Audit department, developing an Internal Audit function and bringing the company into Sarbanes-Oxley compliance. From 1998 to 2003, Tuller held a variety of positions at the public accounting firms of Arthur Andersen LLP and KPMG LLP.  She holds a bachelor’s degree of Business Administration in Accounting from Cleveland State University.

About MRV Communications, Inc.

MRV Communications, Inc. is a leading networking company with a full line of packet-optical transport (POTS), carrier Ethernet, 40G and out-of-band networking equipment, services and optical components for high-speed carrier and enterprise networks and specialized aerospace, defense and other communications networks.  MRV’s networking business provides equipment for commercial customers, governments and telecommunications service providers.  MRV markets and sells its products worldwide, with operations in Europe that provide network system design, integration and distribution. The Company’s optical components business which provides optical communications components for access and fiber-to-the-premises applications operates under the Source Photonics brand.  For more information about MRV and its products, please call (818) 773-0900 or visit www.mrv.com and www.sourcephotonics.com.

Investor Relations	The Blueshirt Group for MRV
MRV Communications, Inc.	Maria Riley
(818) 886-MRVC (6782)	maria@blueshirtgroup.com
ir@mrv.com	(415) 217-2631